Exhibit 99.1

Cassava Sciences Announces Name Change to Filana Therapeutics, Inc.

New corporate identity reflects the Company’s mission to develop novel medicines to modulate filamin A and address unmet needs in treating TSC-related epilepsy

Filana Therapeutics to begin trading under “FLNA” effective March 11, 2026

AUSTIN, TX, March 10, 2026 (GLOBENEWSWIRE) – Cassava Sciences, Inc. (NASDAQ: SAVA) today announced the rebranding of the Company, with a name change to Filana Therapeutics, Inc. (“Filana Therapeutics”, or the “Company”). The new name and corporate brand reflect the Company’s strategic focus on developing novel medicines to modulate the filamin A protein for the treatment of central nervous system (CNS) disorders, such as Tuberous Sclerosis Complex (TSC)-related epilepsy, and other diseases associated with dysregulation or overexpression of filamin A.

The Company will begin trading under the new ticker symbol “FLNA” on the Nasdaq Capital Market at the open of the market on March 11, 2026.

“The launch of Filana Therapeutics represents a new beginning for our Company. Growing evidence suggests that filamin A is an important regulator of neuronal development and that modulating filamin A may provide a new approach to treating CNS disorders such as TSC-related epilepsy. Centering our identity on filamin A reflects our dedication to rigorous scientific discovery and to bringing new treatment options to patients and their families,” said Rick Barry, President and Chief Executive Officer of Filana Therapeutics.

The updated corporate website is available at: https://www.filanatx.com.

About TSC and TSC-related Epilepsy

TSC is a rare genetic disorder resulting from a mutation in the TSC1 or TSC2 gene. This affects the mechanistic target of rapamycin (mTOR) pathway and can cause tumors to grow in multiple organs1. Epilepsy is the most common health issue affecting the TSC community, with 80% to 90% of TSC patients experiencing seizures1. TSC-related epilepsy affects approximately 45,000 people in the U.S.2 Most patients start having seizures within their first year of life3. Even with multiple approved treatments, more than 60% of TSC patients remain refractory to antiepileptic therapy4.

About Filana Therapeutics, Inc.

Filana Therapeutics, Inc. (NASDAQ: FLNA), is a biotechnology company focused on developing novel, investigational therapies to modulate the filamin A protein for the treatment of central nervous system disorders, such as tuberous sclerosis complex (TSC)-related epilepsy, and other diseases associated with dysregulation or overexpression of filamin A.

For more information, please visit: https://www.filanatx.com

References:

1.	Crino P, Nathanson K, Petri Henske, E. The Tuberous Sclerosis Complex. N Engl J Med. (2006) 355 (13):1345-56. DOI: 10.1056/NEJMra055323
2.

Zhang L, Huang T, Teaw S, Nguyen LH, Hsieh LS, Wong X, Burns LH, Bordey A. Filamin A inhibition reduces seizure activity in a mouse model of focal cortical malformations. Science Translational Medicine. (2020) 12(531):eaay0289. DOI: 10.1126/scitranslmed.aay0289

3.	https://www.tscalliance.org/understanding-tsc/what-is-tsc/
4.

Chu-Shore, C. J., Major, P., Camposano, S., Muzykewicz, D., & Thiele, E. A. (2010). The natural history of epilepsy in tuberous sclerosis complex. Epilepsia, 51(7), 1236–1241. https://doi.org/10.1111/j.1528-1167.2009.02474.x

For More Information Contact:

Investors
Sandya von der Weid
svonderweid@lifesciadvisors.com

Company
Eric Schoen, Chief Financial Officer
(512) 501-2450
ESchoen@filanatx.com
IR@filanatx.com

Cautionary Note Regarding Forward-Looking Statements:

This news release contains forward-looking statements that may include but are not limited to statements regarding the Company’s new mission, strategy and brand, and the Company’s ongoing development program in TSC-related epilepsy. Forward-looking statements may be identified by words such as “anticipate”, “before”, “believe”, “could”, “expect”, “forecast”, “intend”, “may”, “pending”, “plan”, “possible”, “potential”, “prepares for”, “will”, and other words and terms of similar meaning.

Such statements are based on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks inherent in drug discovery and development or specific to Filana Therapeutics, Inc., as described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10‑Q for the period ended September 30, 2025, and subsequent reports periodically filed and to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

All of our pharmaceutical assets under development are investigational product candidates. These have not been approved for use in any medical indication by any regulatory authority in any jurisdiction and their safety, efficacy or other desirable attributes, if any, have not been established in any patient population. Consequently, none of our product candidates is approved or available for sale anywhere in the world.

Our clinical results from earlier-stage clinical trials or preclinical studies may not be indicative of future results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

We are in the business of new drug discovery and development. Our research and development activities are long, complex, costly and involve a high degree of risk. Holders of our common stock should carefully read our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and any other SEC filings in their entirety, including the risk factors therein. Because risk is fundamental to the process of drug discovery and development, you are cautioned to not invest in our publicly traded securities unless you are prepared to sustain a total loss of the money you have invested.